A decade of vision, commitment, performance

USPB Completes

Tenth Year

By Steve Hunt, CEO

U.S. Premium Beef, LLC (USPB) members celebrated the company’s tenth anniversary at our annual meeting last month. It was an opportunity to reflect on the accomplishments of our first decade—none of which would have been possible without the vision, commitment and performance provided by our founding members.
     In the ten years since our incorporation in 1996, USPB has experienced extraordinary growth, going from a minority partner in Farmland National Beef Packing, Co. (FNBP) to the parent company of National Beef Packing Co., LLC (National Beef).
     During our first decade we purchased nearly 5.5 million head of cattle from our members, paid out

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Ten years
5.5 million cattle
$186 million

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more than $100 million in grid premiums and $86 million in dividends and cash distributions which were generated primarily from our investment in beef processing.
     Just as important, our unitholders have enjoyed guaranteed market access through USPB which provided them the flexibility to market cattle when they needed and all of our members received individual carcass data on their cattle to help learn more about what they produced.
      In terms of processing capacity, our growth has been just as phenomenal. In 1996, FNBP had the capacity to harvest approximately 2.1 million cattle at its plants in Liberal and Dodge City, KS, with 7.2% share of the U.S. fed beef processing market. Sales were $1.8 billion that year.
     In fiscal year 2006, we have grown to 3.4 million head of capacity with the addition of a second shift at Dodge City and the acquisition of Brawley Beef,

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USPB net profit increased to $19.7 million in fiscal year 2006

Company Records Second

Highest Profit in FY 2006

U.S. Premium Beef, LLC, finished fiscal year 2006 with a net profit of $19.7 million which was up from $8.6 million the previous year. This was the second highest net income for USPB and equated to $28.06 per linked Class A and B unit compared to $12.49 per linked unit the previous year.
      Net profit generated by our processing company, National Beef Packing Co., LLC, also increased in fiscal year 2006 to $39.4 million which was an increase of $18.6 million over the previous year. Our sales were $4.6 billion, up 6.8% over previous year levels.

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Mark Gardiner is new Board Chairman

Fairleigh, Ramsey Elected to

USPB Board of Directors

USPB unitholders re-elected John Fairleigh, Scott City, KS, and elected Duane Ramsey, Scott City, KS, to Even Slot positions on USPB’s Board of Directors at the company’s annual meeting on November 29. Both Directors will serve three year terms. Duane Ramsey replaces Terry Ryan on the company’s Board.
      John Fairleigh is President and CEO of Fairleigh Companies, a family-owned business in Scott City, consisting of a 44,000 head commercial feedyard, a 10,000 acre backgrounding and grazing ranch operation, Fairleigh Farms and L&M Western Tire and Oil Company. He is a member of the National Cattlemen’s Beef Association and Kansas Livestock Association. John has served as a USPB Board member since 1999 and was elected Vice Chairman following this year’s election.
     Duane Ramsey is Chairman of Security Bancshares Inc., a $270 million multi-bank holding company. In addition, he has held an ownership interest in a commercial feedlot in southwest Kansas and a cow calf operation. He has spent 44 years in banking in Scott County, KS, and was involved in the organization and development of USPB as a founding stockholder through his feedlot and in financing numerous USPB stockholders.
      The Board appointed Mark Gardiner, Ashland, KS, Chairman, John Fairleigh, Vice Chairman and Jerry Bohn, Pratt, KS, Secretary of USPB's Board of Directors. ♦

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

USPB Non-conditional Unit Trade Report

USPB Completes Tenth Year...continued from page 1

LLC. Our market share has grown to 12.5% of the U.S. fed beef processing industry while annual sales have climbed to $4.6 billion.
     We're proud of the record of growth and success achieved during our first ten years. We also believe the next decade will be equally successful for our company and members. I encourage you to read your fiscal year 2006 annual report, which you will receive soon, to learn more about your company's performance during its first ten years as well as fiscal year 2006 results. ♦

Company Records Second Highest Profit...continued from page 1

     During fiscal year 2006, we harvested 5.3% more cattle than the previous year. In the last decade we have increased our market share of U.S. fed cattle processing by 5.3 percentage points while achieving higher capacity utilization rates, lower operating costs and higher operating margins than those of our major competitors in the United States.
     We increased production in our case ready division by nearly 17% in fiscal year 2006 while our portion control business, Kansas City Steak Co., increased sales 23% on a dollar basis and 13% on a tonnage basis this past year.
     We also realized value added sales growth in fiscal year 2006. Our value added product sales increased by $276 million from the previous year level and accounted for approximately 27% of total net sales.
      Fiscal year 2006 was a very dynamic year in which our company performed well to achieve these results. During the first two quarters, we experienced near record losses. However, in the last half of fiscal year 2006, our processing business recorded record earnings.
     Looking to the future, challenges facing our company include being able to buy more of the right kind of cattle that will enable continued growth of value added sales as a percentage of total sales. In addition, we will focus on maximizing operational efficiencies to remain competitive in the U.S. beef processing industry. ♦

	FY 2007 Trades		November Trades
# Units Traded	11,600		1,100
Ave. Price/Unit	$133.79		$122.73
USPB Benchmark Performance Data
Cattle Marketed Between 10/29/06 and 11/25/06
(Numbers in Percent)	Base Grid		Market Grid
	All	Top 25%	All	Top 25%
Yield	63.92	64.49	64.48	64.96
Prime	3.09	5.88	2.41	4.18
Choice	60.71	68.81	45.65	55.81
CAB	9.19	12.46	4.85	6.99
NAB	7.66	8.49	1.15	0.95
Black Hided	76.52	83.27	58.52	57.87
Ungraded	2.38	1.42	5.06	3.05
Hard Bone	0.89	0.73	1.20	0.34
YG1	4.59	2.91	7.43	7.09
YG2	27.94	24.22	32.73	34.47
YG3	48.39	52.73	43.50	43.48
YG4	16.48	17.33	13.85	12.34
YG5	2.60	2.81	2.49	2.62
Light Wt.	0.30	0.19	0.17	0.13
Heavy Wt.	2.20	2.37	3.46	2.63
QG Premium	$20.33	$35.54	$2.28	$19.66
Yield Benefit	$11.97	$27.65	$10.51	$18.13
YG P/D	-$4.98	-$5.48	$1.67	$3.17
OW Discount	-$3.24	-$3.39	-$5.00	-$3.74
S/H Premium	$1.07	$1.36	$3.01	$3.22
AV Premium	$0.78	$2.22	$0.25	$0.49
Total Prem.	$25.93	$57.90	$12.72	$40.93

U.S. Premium Beef, LLC P.O. Box 20103 Kansas City, MO 64195 ADDRESS SERVICE REQUESTED